Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. MARKS MILESTONE 30TH CONSECUTIVE YEAR
OF RECORD SALES, EARNINGS

DEERFIELD, Ill., Sept. 27, 2004 - Walgreen Co. (NYSE, Nasdaq: WAG) today announced its 30th consecutive year of record sales and profits - one of only two companies among the Fortune 500 to achieve a current streak of that duration. The 103-year-old drugstore retailer announced record sales and earnings for the fourth quarter and fiscal year 2004, ending Aug. 31. Walgreens also continued its aggressive expansion program, opening 436 new stores in fiscal 2004, including 208 in the fourth quarter alone.

Net earnings for the fourth quarter were up 18.1 percent to $327.2 million or 32 cents per share (diluted) versus last year's $277.1 million or 27 cents per share. Fiscal year net earnings increased 15.7 percent to $1.360 billion or $1.32 per share (diluted) versus last year's $1.176 billion or $1.14 per share. Excluding pre-tax gains of $16.3 million this year and $29.6 million last year from litigation settlements, fiscal year earnings rose 16.7 percent to $1.350 billion or $1.31 per share (diluted) from last year's $1.157 billion or $1.12 per share.

Sales rose 14.3 percent to $9.4 billion for the fourth quarter and 15.4 percent to $37.5 billion for the year. Total sales in comparable stores (those open more than a year) were up 9.7 percent for the quarter and 10.9 percent for the year. Prescriptions, which accounted for 63 percent of sales in fiscal 2004, climbed 16.4 percent in the fourth quarter and 17.8 percent for the year. Prescription sales in comparable stores rose 12.5 percent in the quarter and 14.0 percent for the year.

(more)

Walgreens strong pharmacy growth is best seen in the number of prescriptions filled in comparable stores. These increased 7.3 percent in fiscal 2004 compared to a 6.4 percent increase in fiscal 2003. Overall, Walgreens filled 443 million prescriptions in 2004, an increase of 10.8 percent from the previous year and more than any other pharmacy retailer.

Chairman and CEO David Bernauer said, "Though there was some softening industry-wide this year in prescription demand because of higher co-pays, we continued to record strong gains. In the long term prescription growth will be fueled by aging baby boomers and new drug development, and will become more important to controlling overall health care costs."

Advantage90, introduced by Walgreens pharmacy benefit manager (PBM) last November as a 90-day retail prescription option to mandatory mail programs, is gaining popularity. "Since January, we've doubled the number of insurance plans and employers offering Advantage90 and are now up to 75, including progressive and cost-conscious clients like Southwest Airlines," said Bernauer. "Not only do plans prefer offering their members a choice between mail and retail pharmacies, but we've found our average price of a 90-day prescription filled at retail is $20 less than our average price of a mail order prescription. Numbers like that get the attention of benefit managers."

Gross profit margins for the quarter increased 74 basis points to 27.73 as a percent to sales. That includes a LIFO credit of $48.5 million (versus a credit of $19.5 million a year ago), reflecting less than anticipated inflation in prescription drugs.

Gross margins increased for both general merchandise and prescription drugs, which saw more generic utilization. "The growth in generic prescriptions is an excellent development for patients and payers, and it helps our gross profit," said Walgreens President Jeff Rein. "But less expensive generics slowed our sales line in the quarter and contributed to an increase in selling, occupancy and administration expenses when measured as a percent to sales."

Digital photofinishing contributed significantly to the gross margin increase for general merchandise. "We've accelerated our replacement of analog photo labs with digital machines," said Rein. "The costs associated with the fast conversion are far outweighed by both our gross profit results and improved customer satisfaction."

(more)

The digital conversion as well as a higher investment in payroll to improve customer service contributed to a 63-basis point increase in SO&A expenses in the fourth quarter. SO&A for the fourth quarter was 22.26 as a percent to sales.

In the 52-week period ending Aug. 7, Walgreens gained market share against all food, drug and mass merchandise competitors in 59 of its top 60 product categories as measured by A.C. Nielsen. This represents more than 60 percent of Walgreens self-service sales. The gains outpaced aggressive store expansion, reflecting growth in existing stores.

"Even the hurricanes that hit Florida and the Southeast didn't slow our sales," said Rein. "In fact, our top seven markets in non-pharmacy sales during August all were in Hurricane Charley's path."

Walgreens is budgeting approximately $1.5 billion in capital investments for fiscal 2005. This reflects expenditures for new stores (including more planned real estate purchases), technology and a new distribution center in South Carolina scheduled to open in 2007. The company anticipates a fiscal 2005 net increase of about 365 stores after closings and relocations. The goal for total openings in the year is about 450.

"Our growth created 9,000 new jobs in fiscal 2004, and we'll create a similar number of new jobs in fiscal 2005," said Rein.

At Aug. 31, Walgreens operated 4,582 drugstores in 44 states and Puerto Rico, versus 4,227 a year ago.

For additional highlights on the quarter's results, a recorded Webcast and other financial information are available on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-Q, which Note is incorporated into this news release by reference.

(more)

WALGREEN CO.
COMPARATIVE CONDENSED STATEMENTS OF EARNINGS
(Unaudited: in millions, except per share data)
	QUARTER ENDED			YEAR ENDED
	August 31 2004	August 31 2003	Percent Change	August 31 2004	August 31 2003	Percent Change
Net sales	$ 9,426.7	$ 8,246.4	14.3%	$ 37,508.2	$ 32,505.4	15.4%
Earnings before taxes (A)	$ 523.5	$ 445.2	17.6%	$ 2,176.3	$ 1,888.7	15.2%
Income taxes	$ (196.3)	$ (168.1)		$ (816.1)	$ (713.0)
Net earnings (A)	$ 327.2	$ 277.1	18.1%	$ 1,360.2	$ 1,175.7	15.7%
Net earnings per share Basic Diluted	$ .32 $ .32	$ .27 $ .27	18.5% 18.5%	$ 1.33 $ 1.32	$ 1.15 $ 1.14	15.7% 15.8%
Dividends declared per share	$ .0525	$ .04313	21.7%	$ .18188	$ .15563	16.9%
Average shares outstanding Basic Diluted	1,024.0 1,030.9	1,024.9 1,031.7		1,024.5 1,031.8	1,024.9 1,031.6
  The LIFO provision for the fourth quarter was a credit of $48.5 million versus a credit of $19.5 million for the same period a year ago. For fiscal 2004, the LIFO provision was a charge of $6.7 million versus a charge of $36.2 million a year ago.

  Fiscal 2004 includes a $16.3 million pre-tax ($10.2 million after-tax) gain for litigation settlements versus a $29.6 million pre-tax ($18.4 million after tax) gain in fiscal 2003. Excluding these gains, pre-tax earnings for fiscal 2004 increased 16.2 percent to $2.160 billion from last year's $1.859 billion, and after-tax earnings for the year increased 16.7 percent to $1.350 billion from last year's $1.157 billion.

# # # # #